United Security Bancshares -Continued Improvement to Profitability

FRESNO, Calif., April 28 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq: UBFO) reported today unaudited consolidated net income of $442,000, or $0.04 per basic and diluted common share, for the quarter ended March 31, 2010, compared to $921,000, or $0.07 per basic and diluted common share for the quarter ended March 31, 2009, and a net loss of ($426,000) or ($0.03) per basic and diluted common share for the trailing quarter ended December 31, 2009.

Annualized return on average equity (ROE) for the quarter ended March 31, 2010 was 2.33%, compared to 4.65% for the same period in 2009, and (2.18%) for the trailing quarter ended December 31, 2009. Annualized return on average assets (ROA) was 0.25% for quarter ended March 31, 2010, compared to .50% for the same period in 2009, and (.23%) for the trailing quarter ended December 31, 2009.

The Board of Directors of United Security Bancshares declared a 2nd quarter 2010 stock dividend of one percent (1%). The stock dividend replaces the quarterly cash dividend. The stock dividend was payable to shareholders of record on April 9, 2010 and the shares were issued on April 21, 2009.

Woods added, "The residential real estate market continues to show signs of improvement in California! Median single family dwelling prices were $255,000 for March 2010, up 2.4 percent from February 2010, and up 14.3 percent from a year ago March. The year-over-year increase was the fifth month in a row, following 27 months of year-over-year declines. The number of new and resold houses and condos sold in March 2010 are estimated at 37,295 units statewide, up 32.7 percent from February 2010, and up 3.0 percent from March 2009. The number of notices of default fell 4.2% from the prior quarter marking the fourth consecutive quarter of decline of residential foreclosure activity in California."

Shareholders' equity at March 31, 2010 was $76.8 million, up $1 million from the trailing quarter ended December 31, 2009 and down $3.0 million from shareholders' equity at March 31, 2009, which was $79.8 million.

Net interest income for the 1st quarter 2010 was $7.16 million, up from $7.15 million the 1st quarter of 2009. The net interest margin increased from 4.48% in the 1st quarter of 2009 to 4.78% in the 1st quarter of 2010. For the trailing quarter ended December 31, 2009, net interest income was $7.25 million and the net interest margin was 4.68%.

Noninterest income for the 1st quarter of 2010 was $1,313,000, up $172,000 from $1,142,000 in 2009 for an increase of 15.1%. The increase resulted primarily from the gain from the fair value adjustment to the carrying amount of Trust Preferred Securities during the 1st quarter of 2010 that was $215,000 greater, compared with the 1st quarter of 2009.

Other operating expenses for the three months ended March 31, 2010 were $6,325,000 compared with $5,669,000 for the same period in 2009, an increase of $656,000 or 11.6%. Several expense items in combination account for the difference. Four expense components accounted for much of the differences for the three month periods. 1) FDIC assessments increased by $248,000, 2) write-downs on foreclosed properties were up $656,000, 3) impairment on collateralized mortgage obligations were up $81,000, and 4) other loan expense was down $190,000.

The provision for loan loss was $1,631,000 for the 1st quarter of 2010 and $1,351,000 for the 1st quarter of 2009. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at March 31, 2010 to be adequate.

Non-performing assets decreased to 10.14% of total assets on March 31, 2010 from 11.26% on March 31, 2009 and 10.32% on December 31, 2009. Net charged-off loans were .35% of average loans during the 1st quarter of 2010 compared with 1.82% during the 1st quarter 2009 and 2.22% for the trailing quarter ended December 31, 2009.

United Security Bancshares is a $710+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business, including California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs, (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, and (9) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and particularly the section of Management's Discussion and Analysis.  Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

	March 31,	March 31,	December 31,
	2010	2009	2009
Cash & nonint.-bearing deposits in banks	$16,607	$14,610	$17,644
Interest-bearing deposits in banks	3,970	3,968	3,313
Federal funds sold	21,160	0	11,585
Investment securities AFS	68,855	87,621	71,411
Loans, net of unearned fees	520,040	541,915	507,707
Less: allowance for loan losses	(16,204)	(10,448)	(15,016)
Loans, net	503,836	531,467	492,692
Premises and equipment, net	13,121	13,959	13,296
Intangible assets	9,165	13,133	9,425
Other assets	74,916	68,632	73,201
TOTAL ASSETS	$711,629	$733,391	$692,568

Deposits:
Noninterest-bearing demand & NOW	183,919	186,758	187,754
Savings & Money Market	153,531	138,479	144,904
Time	245,032	196,902	229,002
Total deposits	582,482	522,139	561,660

Borrowed funds	37,000	113,185	40,000
Other liabilities	4,696	6,338	4,371
Junior subordinated debentures	10,616	11,887	10,716
TOTAL LIABILITIES	$634,794	$653,550	$616,747

Shareholders' equity:
Common shares outstanding:
12,621,452 at Mar. 31, 2010
12,622,013 at Mar. 31, 2009	$38,235	$35,776	$37,575
Retained earnings	40,286	47,720	40,499
Accumulated other comprehensive income	(1,686)	(3,656)	(2,253)
Total shareholders' equity	76,835	79,840	75,820
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	711,629	733,391	692,568

United Security Bancshares	Three	Three	Three
Consolidated Statements of Income	Months	Months	Months
(dollars in 000's, except per share amounts)	Ended	Ended	Ended
(unaudited)	March 31,	March 31,	December 31,
	2010	2009	2009
Interest income	$8,426	$9,312	$8,850
Interest expense	1,264	2,164	1,605
Net interest income	7,162	7,148	7,245
Provision for loan losses	1,631	1,351	4,781
Other income	1,313	1,142	2,870
Other expenses	6,325	5,669	6,353
Income before income tax provision	518	1,269	(1,020)
Provision for income taxes	76	348	(595)
NET INCOME	$442	$921	$(426)

United Security Bancshares	Three	Three	Three
Selected Financial Data	Months	Months	Months
(dollars in 000's except per share amounts)	Ended	Ended	Ended
	03/31/2010	03/31/2009	12/31/2009
Basic Earnings Per Share	$0.04	$0.07	$(0.03)
Diluted Earning Per Share	$0.04	$0.07	$(0.03)

Annualized Return on:
Average Assets	0.25%	0.50%	(0.23%)
Average Equity	2.33%	4.65%	(2.18%)
Net Interest Margin	4.78%	4.48%	4.68%

Net Charge-offs to Average Loans	0.35%	1.82%	2.22%

	03/31/2010	03/31/2009	12/31/2009
Book Value Per Share	$6.09	$6.33	$6.07
Tangible Book Value Per Share	$5.36	$5.31	$5.31
Efficiency Ratio	74.63%	68.39%	80.70%
Non Performing Assets to Total Assets	10.14%	11.26%	10.32%

Allowance for Loan Losses to Total Loans	3.12%	1.93%	2.96%
Shares Outstanding - period end	12,621,452	12,622,013	12,496,499
Basic Shares - YTD average weighted	12,621,452	12,622,238	12,496,578
Diluted Shares - YTD average weighted	12,621,452	12,700,437	12,496,578
Basic Shares - QTD average weighted	12,621,452	12,622,238	12,496,525
Diluted Shares - QTD average weighted	12,621,452	12,710,447	12,496,525

CONTACT:  Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928